QuickLinks -- Click here to rapidly navigate through this document

Exhibit 11.1

Statement re: Computation of Per Share Earnings

        The information required by this Exhibit is set forth in Note 10 to the Financial Statements of the Company contained in Item 8 of this Report.

QuickLinks

  Exhibit 11.1
Statement re: Computation of Per Share Earnings